Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement, dated as of December 28, 2016 (the “Agreement”) is made by and between Spok Holdings, Inc., a Delaware corporation (the “Company” or “Spok Holdings”) and Vincent D. Kelly (the “Executive”).
WHEREAS, the Company and Executive are parties to that certain Second Amended and Restated Employment Agreement, dated as of March 16, 2011 and amended as of July 29, 2013 (as amended, the “Previous Employment Agreement”), pursuant to which the Executive has been employed as the Chief Executive Officer and President of the Company; and
WHEREAS, the Company and the Executive desire to enter into this Agreement, which is intended to replace and supersede the Previous Employment Agreement as of the Effective Date (as defined below) in all respects and, in order to do so, enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Employment. The Company shall employ the Executive as the Chief Executive Officer and President of the Company based upon the terms and conditions set forth in this Agreement, for the period of time specified in Section 3. In such positions, the Executive shall report directly and exclusively to the Board of Directors of the Company (the “Board”).

2.
Duties and Authority. During the Agreement Term (as defined below), as the Chief Executive Officer and President of the Company, under the direction and subject to the control of the Board (which direction shall be such as is customarily exercised over a chief executive officer of a public company), the Executive shall be responsible for the business, affairs, properties and operations of the Company, and shall have general executive charge, management and control of the Company, with all such powers and authority with respect to such business, affairs, properties, and operations as may be reasonably incident to such duties and responsibilities, and shall perform such other duties for the Company as the Board may determine from time to time. The Executive shall devote the Executive’s reasonable best efforts and full business time, energies and talents to the performance of the Executive’s duties and the advancement of the business and affairs of the Company, provided that Executive may serve as an outside director of one other company unrelated to Spok Holdings, subject to approval of the Board, which shall not be unreasonably withheld.

3.
Term. The term of this Agreement and the period of employment of the Executive by the Company hereunder (the “Agreement Term”) shall commence on January 1, 2017 (the “Effective Date”) and shall end on December 31, 2019 (the “Expiration Date”), unless earlier terminated pursuant to Section 7 herein.

4.	Compensation and Expenses.

(a)
Base Salary. In consideration for the Executive’s services and subject to the terms and conditions of this Agreement, the Company shall pay to the Executive an annual base salary (the “Base Salary”) equal to Six Hundred Thousand Dollars ($600,000), commencing as of the Effective Date. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll procedures. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to the payment of the Base Salary. The Board shall review the Base Salary annually before December 31 and may, in its discretion, increase, but not decrease, his Base Salary in any renewal, extension or replacement of this Agreement. The Board shall also review the appropriateness of creating additional forms of nonqualified executive compensation to cover the Executive.

(b)
Annual Bonus. The Executive shall be eligible for a target annual bonus equal to 100% of Base Salary based on achievement of certain bonus targets set by the Board or a committee thereof (the “Annual Bonus”), provided that the Executive is employed by the Company on December 31 of the applicable calendar year and Executive has not voluntarily terminated his employment in the Company pursuant to Section 8(d) herein prior to the date such Annual Bonus is payable hereunder. Each Annual Bonus shall be paid upon completion of the annual audit of the Company’s financial statements for the applicable calendar year or sooner if the Compensation Committee (“Compensation Committee”) of the Company’s Board so agrees, but in any event no later than March 15 of the year following the applicable calendar year. The criteria for determining the amount of any Annual Bonus and the bases upon which such Annual Bonus shall be payable shall be no less favorable to the Executive than those used for other senior executives of the Company, such criteria and bases to be determined in the sole discretion of the Board (or Compensation Committee, as applicable).

(c)
Benefits. To the maximum extent permitted by applicable state and federal law, the Executive shall be eligible, at no cost to the Executive, to participate in all of the Company’s benefit plans, including fringe benefits available to the Company’s senior executives, as such plans or programs are in effect from time to time, and use of an automobile. Further, simultaneously with its execution of this Agreement, the Company shall execute and deliver to the Executive for counter-signature the Indemnification Agreement attached hereto as Exhibit A.

(d)
Holidays and Vacation. The Executive shall be entitled to (i) time off for all public holidays observed by the Company and (ii) vacation days in accordance with the applicable policies for the Company’s senior executives as in effect from time to time.

(e)
Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable expenses the Executive incurs in accordance with the reasonable policies and procedures adopted from time to time by the Company.

(f)
Equity Incentive. The Executive shall be entitled to receive long-term equity awards in the Company, as may be determined by the Board following the Effective Date pursuant of the terms of the Company’s 2015 Long-Term Incentive Plan (the “Plan”) and one or more separate award agreements governing the applicable equity award.

(g)
Claw-back Policy. The annual bonus and long-term equity awards, referenced in Sections 4(b) and 4(f) herein, shall be subject to and governed by the Company’s claw-back policy, as adopted by the Board and in effect at the time the annual bonus is paid or the long-term equity awards are granted, as applicable.

5.	Confidential Information.

(a)
“Confidential Information” means any and all Company and Company subsidiary proprietary information, technical data, patent applications, inventions or discoveries (whether patentable or not), know-how and trade secrets, as well as operating, design and manufacturing procedures disclosed to the Executive, including before the date of this Agreement. “Confidential Information” further means, without limitation, research, product development activities, processes, products, specifications, designs, diagrams, illustrations, programs, concepts, ideas, marketing plans, proposals, financial information, confidential reports, communications and customer lists and data, as well as the nature and results of the Company’s and its subsidiaries’ research and development activities, and all other materials and information related to the business or activities of the Company and its subsidiaries that are not generally known to the public; provided, however, that the term “Confidential Information” excludes information that (i) is or becomes generally available to the public other than through acts by the Executive in violation of this Agreement, (ii) was legally within the Executive’s possession prior to disclosure to the Executive by or on behalf of the Company or its predecessor, which prior possession can be evidenced by the Executive’s written records in existence prior to the effective date of any Prior Employment Document (as defined in Section 10 below), or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company or a subsidiary or predecessor of the Company, provided that such source is not bound by a confidentiality agreement with the Company or any of its subsidiaries, or by any other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its subsidiaries, or any other party with respect to such information.

(b)
Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive covenants and agrees that, during the Agreement Term and at all times thereafter, the Executive will keep secret and confidential all Confidential Information, and will not at any time, without the prior written consent of the Board or a person authorized by the Board, publish or disclose any Confidential Information, either directly or indirectly, to any third party, use for the Executive’s own benefit or advantage, or make available for others to use (except to third parties in connection with possible transactions or business with the Company). Nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any United

States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

(c)
To the extent that any court or agency seeks to have the Executive disclose Confidential Information, the Executive shall promptly inform the Company, and shall take all reasonable steps necessary to prevent disclosure of any Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of its subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps necessary to maintain the confidentiality of such information and to preserve such privilege.

(d)
The Executive acknowledges that the restrictions contained in Section 5(b) and 5(c) are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 5(b) and 5(c), the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any such Confidential Information. The Executive also acknowledges that nothing in this Section 5 shall be construed as limiting the Executive’s duty of loyalty to the Company, or any other duty he may otherwise have to the Company, while he is employed by the Company.

6.
Covenant Not to Compete. The Executive agrees that, through his position as Chief Executive Officer and President of the Company and the various other positions with the Company that he has held from time to time, the Executive has established and will continue to establish valuable and recognized expertise in narrow band wireless communications and in the development and marketing of software and related equipment for mission-critical communications, and has had and will have access to the Company’s Confidential Information. The Executive hereby enters into a covenant restricting the Executive from soliciting employees of the Company and its subsidiaries and from competing against the Company upon the terms and conditions described below:

(a)	During the Executive’s employment and for a period of two (2) years after the Date of Termination (as defined in Section 7(d) below) for any reason, the Executive shall not:

(i)
induce or attempt to induce any person who, as of the Date of the Termination, is an employee of the Company or of any of its subsidiaries to terminate his or her employment, or refrain from renewing or extending such employment, with the Company or such subsidiary in order to become an director, officer, employee, consultant or independent contractor to or for any other individual or entity other than the Company or its subsidiaries;

(ii)
in any state or other jurisdiction in the United States in which, as of the Date of Termination, the Company is engaged in Business (as defined herein) or has developed plans to engage in Business: (1) engage or be a part of any Person (including as a director, consultant, employee, agent, or representative), or have any direct or indirect financial interest (whether as a partner, shareholder, or owner (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange)) in any Person that engages in the business of owning and operating narrowband paging and wireless messaging networks, voice mail services, data transmitting services and/or mission critical communications software (the “Business”); or (2) participate as an employee or officer in any enterprise in which the Executive’s responsibility relates to the Business;

(iii)
directly or indirectly own an equity interest in any Competitor (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange). The term “Competitor” means any Person a portion of the business of which (and during any period in which it intends to enter into business activities that would be) is materially competitive in any way with the Business of the Company; or

(iv)
solicit or cause or encourage any person to solicit any Business in competition with the Company or a subsidiary from any Person who as of the Date of Termination is, or at any time during the 1-year period prior to the Date of Termination was, a client of the Company or of a subsidiary during the Executive’s employment hereunder.

(b)
The Executive agrees that the restrictions set forth in this Section 6 are reasonable, proper, and necessitated by legitimate business interests of the Company and do not constitute an unlawful or unreasonable restraint upon the Executive’ ability to earn a livelihood. The parties agree that in the event any of the restrictions in this Agreement, interpreted in accordance with the Agreement as a whole, are found to be unreasonable by a court of competent jurisdiction, such court shall determine the limits allowable by law and shall enforce the same. The parties further agree that nothing in this Section 6 shall be construed as limiting the Executive’s duty of loyalty to the Company, or any other duty he may otherwise have to the Company, while he is employed by the Company.

(c)
The Executive further acknowledges that it may be impossible to assess the monetary damages incurred by the Executive’s violation of this Agreement, and that violation of this Agreement will cause irreparable injury to the Company. Accordingly, the Executive agrees that the Company will be entitled, in addition to all other rights and remedies that may be available, to an injunction enjoining and restraining the Executive and any other involved party from committing a violation of this Agreement.

7.
Termination. Notwithstanding any other provision of this Agreement, this Agreement (and, thereby, the Executive’s employment with the Company) shall terminate upon the death of the Executive, or it may be terminated with thirty (30) days’ written notice as follows:

(a)	The Company may terminate this Agreement (and, thereby, the Executive’s employment with the Company):

(i)	at any time if the Executive is Disabled (as defined below) for a period of six (6) months or more;

(ii)
at any time with “Cause.” For purposes of this Agreement. “Cause” means (A) dishonesty of a material nature that relates to the performance of services under this Agreement; (B) criminal conduct (other than minor infractions and traffic violations) that relates to the performance of services under this Agreement, (C) the Executive’s willfully breaching or failing to perform his duties as described in Section 2 hereof (other than any such failure resulting from the Executive’s being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties; or (D) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a resolution duly adopted by a majority of the members of the Board with no less than the affirmative vote of all Directors who are not also serving as officers or employees of the Company, at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith judgment of the Board, the Executive has engaged in the conduct set forth in this paragraph and specifying the particulars thereof in detail; or

(iii)	at any time without Cause upon Notice (as defined in Section 11 below) from the Company to the Executive, which Notice shall be effective immediately or such later time as is specified in such Notice.

(b)	The Executive may terminate this Agreement (and, thereby, his employment with the Company) at any time upon sixty (60) days’ Notice to the Company.

(c)	This Agreement may be terminated (and, thereby, the Executive’s employment with the Company) at any time by the mutual agreement of the parties. Any termination of the

Executive’s employment by mutual agreement of the parties shall be memorialized by a written agreement signed by the Executive and duly-appointed officers of the Company.

(d)
Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the Date of Termination (which shall not be earlier than the date on which such Notice is sent), and the specific provision of this Agreement relied upon and that shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment. The “Date of Termination” means the last day the Executive is employed by the Company hereunder (including any successor to the Company as determined in accordance with Section 14). If the Executive becomes employed by the entity into which the Company is merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the Executive terminates employment with the successor (including, without limitation, the merged entity or purchaser).

8.	Compensation Upon Termination.

(a)
Death. If the Executive’s employment is terminated by the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives to such estate, (i) the Executive’s Base Salary in effect on the date immediately prior to the Executive’s death, through the Executive’s date of death; (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the date of the Executive’s death, under any Company fringe benefit or incentive compensation plan or program, at the time such payments would otherwise ordinarily be due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the date of the Executive’s death); (iii) an amount equal to two times the Executive’s full Base Salary then in effect, in a lump sum within forty-five (45) days after his death; and (iv) an amount equal to the product of the target Annual Bonus for the calendar year in which the Executive died multiplied by a fraction the numerator being the number of days Executive was employed by the Company in the calendar year of his death and the denominator being 365, in a lump sum within forty-five (45) days after his death.

(b)
Disability. Following the use of all sick days to which the Executive is entitled under the policies applicable to the Company’s senior executives, while he is Disabled until the Date of Termination (the “Disability Period”), the Company shall, in lieu of payment of his Base Salary, pay the Executive (i) a disability benefit equal to 50% of the Base Salary that he would otherwise be entitled to receive for the Disability Period; (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the Executive’s date of disability, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the date of the Executive’s disability); (iii) an amount equal to two times the Executive’s full Base Salary then in effect, in a lump sum within forty-five (45) days after such Date of Termination; and (iv) an amount equal to the product of the target Annual Bonus for the calendar year in which the Executive became Disabled multiplied by a fraction the numerator being the number of days in the calendar year of his termination due to his becoming Disabled prior to the commencement of the Disability Period, and the denominator being 365, in a lump sum within forty-five (45) days after such Date of Termination; provided, however, that any payments made to the Executive during the Disability Period shall be reduced by any amounts paid or payable to the Executive under any Company disability benefit plans. Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Disabled. The Executive shall be considered “Disabled” during any period in which he has an illness, or a physical or mental disability, or similar incapacity, that renders him incapable, after reasonable accommodation, of performing his duties under this Agreement. In the event of a dispute as to whether the Executive is Disabled, the Company may refer the same to a licensed practicing physician of the Company’s choice, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. During the period in which the Executive is Disabled, the Company may appoint a temporary replacement to assume the Executive’s responsibilities.

(c)
For Cause. If the Company terminates the Executive’s employment for Cause, the Company shall pay (i) the Executive’s Base Salary in effect on the date immediately prior to such termination, through the date specified in the Notice of Termination; and (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation and when due, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination), and the Company shall have no further obligations to the Executive under this Agreement.

(d)
Voluntary. If the Executive terminates his employment for other than Good Reason, the Company shall pay (i) the Executive’s Base Salary in effect on the date immediately prior to such termination, through the date specified in the Notice of Termination and (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, under any such fringe benefit or incentive compensation plan or program, at the time such payments are due (excluding, for the avoidance of doubt, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination). The Company shall have no further obligations to the Executive under this Agreement.

“Good Reason” means the occurrence, without the Executive’s express written consent, of any of the following circumstances:

(i)
the Company’s failure to perform or observe any of the material terms or provisions of this Agreement after the Executive gives a written demand for performance to the Company within thirty (30) days of the event or circumstance giving rise to such failure of performance or observance, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions;

(ii)
the assignment to the Executive of any duties inconsistent with, or any substantial diminution in, such Executive’s status or responsibilities as in effect on the date hereof, including imposition of travel obligations that are materially greater than is reasonably required by the Company’s business;

(iii)
(I) a reduction in the Executive’s Base Salary as in effect on the date hereof, as that amount may be increased from time to time; or (II) the failure to pay a bonus award to which the Executive is otherwise entitled, at the time such bonuses are usually paid;

(iv)
a change in the principal place of the Executive’s employment, as in effect on the date hereof or as in effect after any subsequent change to which the Executive consented in writing, to a location more than thirty-five (35) miles distant from the location of such principal place;

(v)
(I) the Company’s failure to continue in effect any incentive compensation plan or stock option plan in which the Executive participates, unless the Company has provided an equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) to the Executive, or (II) the Company’s failure to continue the Executive’s participation in any such incentive or stock option plan on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants;

(vi)	the failure of the Company or any successor to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 14 below; or

(vii)
any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Sections 7(a)(ii) or 7(d), as applicable. For purposes of this Agreement, no such purported termination shall be effective except as constituting Good Reason;

provided that a Change of Control (as defined in the Plan) absent one or more of the circumstances in clauses (i) through (viii) above shall not constitute “Good Reason.”

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or circumstance constituting Good Reason hereunder. The Executive must (1) give the Company thirty (30) days to cure any event or circumstance giving rise to Good Reason following his written demand for such cure, and (2) actually terminate his employment as a consequence of such uncured event or circumstance within fifteen (15) days following the end of such 30-day cure period.

(e)
Other. If the Company terminates the Executive’s employment other than for Cause or Disability or if the Executive terminates employment with the Company for Good Reason, the Company shall pay the Executive’s Base Salary through the date specified in the Notice of Termination within ten (10) business days after such date and all other unpaid amounts, if any, to which the Executive is entitled as of the date specified in the Notice of Termination under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation and when due, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination). In addition, subject to Executive signing on or before the 30th day following the Date of Termination, and not revoking, a release substantially in the form of Exhibit B hereto, the Company shall pay the Executive:

(i)	an amount equal to two times the full Base Salary then in effect, in a lump sum within forty-five (45) days after such date specified in the Notice of Termination;

(ii)
an amount equal to one times the target Annual Bonus for the calendar year in which the Date of Termination occurs, in a lump sum within forty-five (45) days after such Date of Termination, provided that, if the Executive’s termination occurs within one year following a Change of Control (as defined in the Plan), Executive will instead be entitled to receive an amount equal to two times the target Annual Bonus for the calendar year in which the Date of Termination occurs;

(iii)
an amount equal to the product of the target Annual Bonus for the calendar year in which the Date of Termination occurs multiplied by a fraction the numerator is the number of days in that calendar year to and including the Date of Termination and the denominator is 365, in a lump sum within forty-five (45) days after such Date of Termination;

(iv)
reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the duration of the two-year period following the Date of Termination to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law (collectively, the “Reimbursement Payments”) together with an additional amount, payable within ten (10) business days following the end of the applicable COBRA period, such that the net amount retained by the Executive, after deduction of any Federal, state and local income and employment taxes and excise tax upon the Reimbursement Payments, shall be equal to the Reimbursement Payments;

(v)
reimbursement for expenses reasonably incurred by the Executive in securing outplacement services through a professional person or entity of the Executive’s choice, subject to the approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed), at a level commensurate with the Executive’s position, for a period of up to one (1) year commencing on or before the one-year anniversary of the Date of Termination at the Executive’s election, provided that the cost therefore to the Company shall not exceed thirty five thousand dollars ($35,000), but in no event extending beyond the earlier to occur of (i) the end of the Executive’s second taxable year following the taxable year in which the Date of Termination occurs, and (ii) the date on which the Executive commences other full-time employment. The Company shall reimburse the Executive for any such permitted expenses on or before the end of the Executive’s third taxable year following the taxable year in which the Date of Termination occurs; and

(vi)
(A) accelerated vesting on the Date of Termination of any time-based conditions on any outstanding but unvested equity awards granted to Executive, and (B) a waiver of any continuous employment conditions on any outstanding but unvested equity awards granted to Executive subject to Company performance, which shall be payable if and when such performance objectives are achieved.

(f)
Six-Month Delay For Key Employees. Notwithstanding anything in this Agreement to the contrary, if the Executive is a key employee of a publicly traded corporation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) at the time of his separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. Any amounts not so delayed shall be paid at such times and on such dates as originally scheduled. A “key employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Section 409A, as determined by the Board. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Board in accordance with the provisions of Sections 416(i) and 409A and the regulations issued thereunder.

(g)
Mitigation. The Executive shall not be required to mitigate amounts payable pursuant to this section by seeking other employment or otherwise and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment (including self-employment) that the Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, except upon obtaining by the Company a final, unappealable judgment or arbitration award against the Executive.

9.
Effect of Termination. If the Executive (a) is a member of the Board or that of any of the Company’s subsidiaries or, or (b) holds any other position with the Company and the Company’s subsidiaries on the Date of Termination, the Executive shall be deemed to have resigned from all such positions as of such date.

10.
Termination of Other Agreements. By their execution of this Agreement, each of the Company and the Executive confirm the termination, as of the Effective Date, of all rights and obligations that each of the parties may have had under (a) the Previous Employment Agreement and (b) any other employment, consulting, non-competition, bonus or other compensatory plan, program, arrangement or contract relating to the employment of the Executive, written or oral, between the Executive and the Company, the Company’s predecessor or any person affiliated with the Company or its predecessor entered into prior to the date hereof (together, the “Prior Employment Documents”).

11.
Notices. All notices, demands, requests, or other communications required or permitted to be given or made hereunder (collectively, “Notice”) shall be in writing and shall be delivered, telecopied, or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a)	if to the Company:
Spok Holdings, Inc.
6850 Versar Drive, Suite 420,
Springfield, Virginia 22151‐4148
Attention:    Chairman of the Board and the Corporate             Secretary

with a copy (which shall not constitute notice) to:

Latham and Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004-1304
Attention:    William P. O’Neill, Esq.

(b)	if to the Executive:
At Executive’s principal office at the Company (during the Agreement Term), and, at all times, to Executive’s principal residence as reflected in the records of the Company.

with a copy (which shall not constitute notice) to:

Williams & Connolly LLP
725 Twelfth Street, NW
Washington, DC 20005
Attention:     Deneen C. Howell, Esq.

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request, or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.
Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. The parties agree that in the event any of the provisions in this Agreement, interpreted in accordance with the Agreement as a whole, are found to be unenforceable by a court of competent jurisdiction, such court shall determine the limits allowable by law and shall enforce the same.

13.
Survival. It is the express intention and agreement of the parties that the provisions of Section 5 shall survive the termination of this Agreement, and that the provisions of Section 6 shall survive for two (2) years following the termination of this Agreement.

14.
Assignment: Successors. The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Company hereunder shall be assignable in connection with any subsequent merger, consolidation, sale of substantially all of the assets of the Company, or similar reorganization of a successor. The Company will require any successor (whether direct or in direct, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company as provided in Section 8(e) herein.

15.
Binding Effect. Subject to any provisions restricting assignment, this Agreement shall be binding upon the parties and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors, and assigns.

16.
Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by all parties. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges.

17.
Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions of this Agreement.

18.
Governing Law. This Agreement, the rights and obligations of the parties, and any claims or disputes arising from this Agreement, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflict of law principles thereof that would result in the application of any law other than the law of the Commonwealth of Virginia.

19.
Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, but not limited to, the Prior Employment Documents.

20.
Arbitration. Either party may designate in writing to the other (in which case this Section 20 shall have effect but not otherwise) that any dispute that may arise directly or indirectly in connection with this Agreement, the Executive’s employment, or the termination of the Executive’s employment, whether arising in contract, statute, tort, fraud, misrepresentation, or other legal theory, shall be determined solely by arbitration in Washington, D.C. under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The only legal claims between the Executive, on the one hand, and the Company or any subsidiary, on the other, that would not be included in this Agreement to arbitrate are claims by the Executive for workers’ compensation or unemployment compensation benefits, claims for benefits under a Company or subsidiary benefit plan if the plan does not provide for arbitration of such disputes, and claims by the Executive that seek judicial relief during the pendency of any dispute or controversy in the form of specific performance of the right to be paid until the Date of Termination and to be paid all other unpaid amounts, if any, to which the Executive is entitled as of such Date of Termination, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination). If this Section 20 is in effect, any claim with respect to this Agreement, the Executive’s employment, or the termination of the Executive’s employment must be established by a preponderance of the evidence submitted to the impartial arbitrator. A single arbitrator shall conduct any arbitration. The arbitrator shall have the authority to order a pre-hearing exchange of information by the parties including, without limitation, production of requested documents, and examination by deposition of parties and their authorized agents. If this Section 20 is in effect, the decision of the arbitrator (i) shall be final and binding, (ii) shall be rendered within ninety (90) days after the impanelment of the arbitrator, and (iii) shall be kept confidential by the parties to such arbitration. The arbitration award may be enforced in any court of competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. §§ 1-15, not state law, shall govern the arbitrability of all claims.

21.
Counterparts. This Agreement may be executed in two or more counterparts (including via facsimile and via pdf delivered electronically, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed, on their behalf as of the day and year first hereinabove written.
SPOK HOLDINGS, INC.
By: /s/ Sharon Woods Keisling
       Name:     Sharon Woods Keisling
       Title:    Corporate Secretary and Treasurer

EXECUTIVE
/s/ Vincent D. Kelly
       Name:     Vincent D. Kelly

Exhibit A
Indemnification Agreement
(included below)

1

Exhibit B
Release
{City of Alexandria
{
{Commonwealth of Virginia

For good and valuable consideration and the undertakings of Spok Holdings, Inc. (the “Company”) as provided in Section 8(e) of the Executive Employment Agreement dated as of December [__], 2016 (the “Agreement”) between the Company and Vincent D. Kelly (the “Executive”), Executive hereby permanently and irrevocably releases and forever discharges the Company and its subsidiaries and affiliates, and its respective present and former shareholders, directors, officers, employees, employee benefit plans, fiduciaries, employee benefit plan administrators, insurance agents, representatives, and successors and assigns, (hereinafter “Released Parties”) whether acting in their individual or representative capacities, regarding any and all actions or causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which he ever had, now has, or hereinafter may have, or which his heirs, executors, or administrators, agents and successors and assigns ever had, now have or hereinafter may have, by reason of any act or omission, event, cause or anything whatsoever that occurred from the beginning of time until the date this Release is executed, relating in any way to his employment with the Company, the termination of such employment, the benefits relating to such employment, any plan, agreement or program, including, but not limited to, the Company’s 2015 Long-Term Incentive Plan. This Release expressly includes, but is not limited to, any claims or causes of action arising out of (i) Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (the “ADEA”), the Civil Rights Act of 1866, the Equal Pay Act or any other federal, state or local employment discrimination statute; (ii) the Employee Retirement Income Security Act of 1974, or COBRA (iii) the Virginia Human Rights Act, or any claim arising under any other federal, state or local law; (iv) any claim for attorneys’ fees or costs; (v) any claim or cause of action for libel, slander, defamation, wrongful discharge, breach of contract or breach of implied contract or (vi) any other claim arising under public policy, contract or tort law.
Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the ADEA, and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after this Release has become effective. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Release; (b) Executive has 21 days within which to consider this Release; (c) Executive has seven days following Executive’s execution of this Release to revoke this Release pursuant to written notice to the Secretary of the Company; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release.
This Release does not apply to any claims or rights that may arise after the date the Executive signs this Release.

1

Excluded from this Release are any claims that, by law, cannot be waived, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies including, but not limited to, the United States Equal Employment Opportunity Commission, (2) any rights or claims to benefits accrued under benefit plans maintained by the Company under the Employee Retirement Income Security Act, and (3) any claims that cannot be waived under the Fair Labor Standards Act or the Family and Medical Leave Act. Also excluded from this Release are any claims for payments, benefits, indemnity, contribution, exculpation, advances, and insurance pursuant to the terms of that certain Indemnification Agreement, dated as of December [__], 2016, between the Company and the Executive. This Release further does not prevent Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

__________________________________
Vincent D. Kelly

Subscribed to and Sworn
Before me this ____ day of _________________, ________

_______________________________
Notary Public

2

INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT is to be effective as of December 28, 2016 (this “Agreement”) by and between _Spok Holdings, Inc., a _Delaware corporation, (the “Company”) and Vincent D. Kelly, the Chief Executive Officer and President of the Company (together with such person’s legal representatives or other successors, “Indemnitee”).
WHEREAS, in order to induce Indemnitee to serve, or continue to serve, as Chief Executive Officer and President of the Company as of January 1, 2017, to accept, or continue to accept, the duties, responsibilities and burdens associated with such service, the Company desires, and the board of directors of the Company have resolved to provide the Indemnitee with the indemnification arrangements set forth herein; and
WHEREAS, Indemnitee is willing to serve or continue to serve as Chief Executive Officer and President of the Company on the terms set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. DEFINITIONS; INTERPRETIVE PRINCIPLES.
(a) Definitions
For purposes of this Agreement:
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Company Entity” shall mean any Company or any Subsidiary of the Company.
“Corporate Status” describes the status of a Person who is or was a director, officer, employee or agent or fiduciary of any Company Entity or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such Person is or was serving at the express request of any Company Entity.
“Disinterested Director” means a member of the board of directors of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating or being or preparing to be a witness in any Proceeding or other proceeding of the type described in the definition of “Proceeding” set forth below.
“Including” means including but not limited to.
“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past 5 years has been, retained to represent: (i) any Company Entity or Indemnitee in any matter (other than with respect to matters concerning Indemnitee under this Agreement); or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the

1

foregoing, the term “Independent Counsel” shall not include any Person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing any Company Entity or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.
“Losses” means judgments, penalties, liabilities, losses, claims, damages, fines and amounts, including amounts paid in settlement.
“Person” shall mean any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a limited liability company, a partnership, a trust or other entity. A Person, together with that Person’s Affiliates and any group of Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting, or disposing of securities of any Company Entity with such Person, shall be deemed a single “Person.”
“Proceeding” includes any actual, threatened, pending or completed action, suit, litigation, claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened, pending or completed proceeding arising on or after the date hereof, whether brought by or in the right of any Company Entity or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that he is or was a director, officer, employee, trustee, agent, attorney-in-fact or fiduciary of any Company Entity at any time on or after the date hereof, or is or was serving at the request of any Company Entity as a director, officer, employee, trustee, agent, attorney-in-fact or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken by him or of any inaction on his part, on or after the date hereof, while acting as director, officer, employee, trustee, agent, attorney-in-fact or fiduciary of any Company Entity, or while serving at the request of any Company Entity as a director, officer, employee, trustee, agent, attorney-in-fact or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, in each case whether or not he is acting or serving in any such capacity at the time any expense, judgment, penalty, liability, loss, claim, damage, fine or other amount for which indemnification can be provided under this Agreement is incurred or imposed.
“Subsidiary” shall mean with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly by that Person.
(b) Interpretive Principles
For purposes of this Agreement, (i) the terms defined in this Section include the plural as well as the singular; (ii) the use of any gender herein shall be deemed to include the other genders; and (iii) references herein to Sections without reference to a document are to designated Sections in this Agreement.
2. SERVICE TO THE COMPANY: SCOPE OF INDEMNIFICATION.
Indemnitee hereby agrees to serve or continue to serve as a director, officer, employee, trustee, agent, attorney-in-fact or fiduciary on and subject to the terms set forth herein and Indemnitee, in his sole discretion, may resign from his position(s) at any time and for any reason. The obligations of the Company to indemnify Indemnitee in the manner set forth in this Agreement shall continue in full force and effect, consistent with the terms of Section 10, notwithstanding any termination or resignation that may occur.
3. INDEMNITY.
(a) If an Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding whether such Proceeding is by or in the right of any Company Entity, any third party or any other Person, the Company hereby agrees to hold harmless and indemnify from and against any and all Expenses and Losses incurred by Indemnitee

2

or incurred on his behalf to the fullest extent authorized or permitted by applicable law, by the Certificate of Incorporation of the Company and by the By-Laws of the Company as the foregoing may be amended from time to time, and including any and all Expenses and Losses arising out of or relating to the actual or alleged acts, omissions, negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the indemnification obligations of the Company pursuant to this Agreement is that the Company shall not be obligated to make any indemnity-related payment to Indemnitee that is finally determined (pursuant to the procedures and subject to the presumptions set forth in Sections 7 and 8) to be unlawful under Delaware law.
(b) Notwithstanding any other provision of this Agreement to the contrary, to the extent that Indemnitee is a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified pursuant to subsection (a) above to the maximum extent permitted by law. However, if (i) Indemnitee is not wholly successful in a Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, and (ii) it is determined that it is unlawful for Indemnitee to be indemnified with respect to such unsuccessful claims, issues or matters, in such instance Company shall indemnify Indemnitee against all Expenses and Losses incurred by Indemnitee, or incurred on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in a Proceeding by dismissal, with or without prejudice, shall be deemed to be successful on the merits or otherwise as to such claim, issue or matter.
(c) Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement;
(i) To indemnify Indemnitee for any acts or omissions or transactions from which a director may not be relieved of liability under the Delaware General Corporation Law; or
(ii) To indemnify or advance expenses to Indemnitee with respect to a Proceeding (or part thereof) initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to a Proceeding (or part thereof) brought to enforce a right to indemnification under this Agreement and except with respect to a Proceeding authorized or consented to by the board of directors of the Company; provided that this limitation shall not apply to counterclaims or affirmative defenses asserted by Indemnitee in a Proceeding brought against Indemnitee; or
(iii) To indemnify Indemnitee for any expenses incurred by the Indemnitee with respect to any Proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines in a non-appealable final judgment that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or
(iv) To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities that is deemed, pursuant to a non-appealable final judicial decision from which there is no further right to appeal, in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.
4. CONTRIBUTION IN THE EVENT OF JOINT LIABILITY.
(a) Irrespective of whether the indemnification rights granted pursuant to Section 3 are available in any given instance, it is agreed by the parties that with respect to any Proceeding in which any Company Entity is jointly liable with Indemnitee (or would be liable if joined in such Proceeding), the Company shall pay, in the first instance, the entire amount of any and all Expenses and Losses relating to or incurred in connection with such Proceeding, without requiring Indemnitee to contribute to such payment, and the Company hereby waives sad relinquishes any right of contribution they may have against Indemnitee. The Company shall not enter into any settlement of any Proceeding in which any Company Entity is jointly liable with Indemnitee (or would be liable if

3

joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.
(b) Without diminishing or impairing the obligations of the Company set forth in subsection (a) above, if, for any reason, Indemnitee should elect or be required by any relevant judicial or administrative authority to pay all or any portion of any Expenses and Losses relating to or incurred in connection with any Proceeding in which any Company Entity is jointly liable with Indemnitee (or would be liable if joined in such Proceeding), the Company shall contribute to the amount of Expenses and Losses incurred and paid or payable by Indemnitee. The contribution by the Company shall be in an amount proportional to (i) on the one hand, the relative benefits received or enjoyed from the transaction to which the Proceeding relates by any Company Entity and all directors, officers, employees, trustees, agents, attorneys-in-fact or fiduciaries of any Company Entity (other than Indemnitee) who are jointly liable with Indemnitee (or would be liable if joined in such Proceeding), and (ii) the relative benefits received or enjoyed from the transaction to which the Proceeding relates by Indemnitee provided, however, that such proportional calculation, to the extent necessary to conform to applicable law, may be further adjusted: (i) by reference to the relative fault of any Company Entity and all directors, officers, employees, trustees, agents, attorneys-in-fact or fiduciaries of any Company Entity (other than Indemnitee) who are jointly liable with Indemnitee (or would be if joined in such Proceeding) on the one hand and Indemnitee on the other hand in connection with the events that resulted in such Expenses and Losses; and/or (ii) by any other equitable considerations which the law may require to be considered. The relative fault of any Company Entity and all directors, officers, employees, trustees, agents, attorneys-in-fact or fiduciaries of any Company Entity (other than Indemnitee) who are jointly liable with him (or would be liable if joined in such Proceeding) on the one hand, and Indemnitee, on the other hand, shall be determined by taking into account, among other factors, the degree to which their respective actions were motivated by intent to gain personal profit or advantage the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.
(c) The Company hereby agrees to fully indemnify and hold Indemnitee harmless from and against any and all claims of contribution which may be brought by any director, officer, employee, trustee, agent, attorney-in-fact or fiduciary of any Company Entity who may be jointly liable with Indemnitee in connection with any given Proceeding.
5. INDEMNIFICATION FOR EXPENSES INCURRED AS A WITNESS.
Notwithstanding any other provision of this Agreement to the contrary, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, the Company shall indemnify Indemnitee for and against all Expenses actually and reasonably incurred by Indemnitee or incurred on his behalf in connection therewith.
6. ADVANCEMENT OF EXPENSES.
Notwithstanding any other provision of this Agreement to the contrary, the Company shall advance or directly pay all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding relevant hereto, within 10 days after the receipt by the Company of any statement from Indemnitee requesting such advances or payments from time to time, whether prior to or after final disposition of such Proceeding. Such statement shall reasonably evidence the Expenses incurred by or on behalf of, or charged to Indemnitee. In connection herewith, as a condition to any advancement or direct payment of any Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding, Indemnitee hereby agrees and undertakes to repay any Expenses advanced or paid hereunder, and Indemnitee shall, at the request of the Company, execute one or more agreements and undertakings in reasonable form, in favor of the Company or any insurer or other Person reasonably selected by the Company, to repay any Expenses advanced or paid if ultimately it is determined that Indemnitee is not entitled to be indemnified or reimbursed for such Expenses in any given instance, in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company, as the foregoing may be amended from time to time. The foregoing undertaking to repay such Expenses by Indemnitee shall be unsecured and interest-free.

4

Notwithstanding the foregoing, the obligation of the Company to advance Expenses pursuant to this Section 6 shall be subject to the condition that if, when and to the extent that the Company reasonably determine that Indemnitee would not be permitted to be indemnified under applicable law (subject to the terms and conditions of Section 7) the Company shall be entitled to reimbursement within 30 days of such determination by Indemnitee for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that he should be indemnified under applicable law any determination made by the Company that Indemnitee is not entitled to indemnification under applicable law in a given instance shall not be binding, and Indemnitee shall not be required to reimburse the Company for any advance or payment of Expenses until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed).
7. PROCEDURES AND PRESUMPTIONS FOR DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION.
It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable and as broad as permitted under the law and public policy of Delaware. Accordingly, the parties hereby agree that the following procedures and presumptions shall apply if any question or dispute as to whether Indemnitee is entitled to indemnification under this Agreement.
(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and as may be reasonably necessary to enable the Company to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company, as applicable, shall, promptly upon receipt of such a request for indemnification advise the board of directors of such request in writing. Indemnitee’s failure to strictly comply with the procedural requirements set forth in this Section, however, shall not relieve the Company of any obligation it may have to indemnify hereunder and shall not alter or waive any presumptions for determination of entitlement to indemnification contained herein.
(b) Upon each submission of a written request by Indemnitee for indemnification pursuant to subsection (a) above, a determination with respect to Indemnitee’s entitlement thereto shall be made in accordance with one of the following methods, the selection of which method shall be at Indemnitee’s discretion: (i) by a majority vote of the Disinterested Directors even if such Disinterested Directors constitute less than a quorum; (ii) by Independent Counsel in a written opinion pursuant to the procedures and selection processes set forth in subsection (c) below; or (iii) by a majority vote of the Company’s stockholders, pursuant to the procedures set forth in subsection (g) below.
(c) If Indemnitee elects for the determination of entitlement to indemnification to be made by Independent Counsel pursuant to subsection (b) above, the Independent Counsel shall be selected as provided in this subsection (c). The Independent Counsel shall be selected jointly by Indemnitee and by a majority vote of the Disinterested Directors even if such Disinterested Directors constitute less than a quorum. If within 20 days after Indemnitee’s submission of a written request for indemnification pursuant to subsection (a) above, no Independent Counsel shall have been selected by virtue of a failure of the Indemnity and the majority of the Disinterested Directors to jointly select Independent Counsel, the Company or Indemnitee may petition the Court of Chancery of Delaware or any other court of competent jurisdiction for resolution of any objection made by the Company on the one hand, and Indemnitee on the other hand, to any Independent Counsel selected by the other and/or for the appointment of an Independent Counsel selected by the court or by such other Person as the court may designate. The Company shall pay any and all Expenses of such Independent Counsel relating to its performance of services in connection herewith, and the Company shall pay all Expenses incident to the procedures contained in this subsection (c) irrespective of the manner in which such Independent Counsel was selected or appointed.
(d) In making a determination with respect to Indemnitee’s entitlement to indemnification hereunder, the Person(s) making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement

5

if he has submitted a request for indemnification in accordance with subsection (a) above. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence. In addition, if the Person(s) making a determination pursuant to subsection (b) above shall determine that Indemnitee is not entitled to indemnification hereunder, such determination shall not create a presumption against Indemnitee’s entitlement to indemnification in any later action, suit or proceeding initiated by Indemnitee to enforce his rights under this Agreement.
(e) Indemnitee shall be deemed to have acted in good faith if his action is based on the records or books of account of any Company Entity or any other Person, including financial statements, or on information supplied to Indemnitee by the officers of any Company Entity or such other Person, in the course of their duties or on the advice of legal counsel for any Company Entity, or on information or records given or reports made to any Company Entity by an independent certified public accountant, by a financial advisor or by an appraiser or other expert selected by any Company Entity. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of any Company Entity or any other Person, shall not be imputed to Indemnitee for purposes of determining his right to indemnification under this Agreement. Irrespective of whether the foregoing provisions of this subsection (e) are satisfied, it shall be presumed in any event that each Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of any Company Entity. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.
(f) The Company acknowledges that a settlement or other disposition of a Proceeding short of final judgment may be desirable if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. If any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including settlement of such Proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.
(g) If the Person(s) empowered or selected under subsection (b) above to determine whether Indemnitee is entitled to indemnification shall not have made a determination within 30 days after receipt by the Company of the request therefore, the requisite determination of entitlement to indemnification shall be deemed to have been made in favor of the Indemnitee, and he shall be entitled to such indemnification, absent (i) an intentional misstatement by Indemnitee of a material fact, or an intentional omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification; or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional 15 days, if the Person(s) making such determination reasonably and in good faith requires such additional time to complete the obtaining or evaluation of documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this subsection (g) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to subsection (b) above, and if (A) within 15 days after receipt by the Company of the request for such determination, the board of directors or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within 75 days after such receipt and such determination is made thereat; or (B) a special meeting of stockholders is called within 15 days after such receipt for the purpose of making such determination, and such meeting is held for such purpose within 60 days after having been so called, and such determination is made thereat.
(h) Indemnitee shall reasonably cooperate with the Person(s) making the determination regarding his entitlement to indemnification, including providing to such Person(s) upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the board of directors, or stockholder of the Company shall act reasonably and in good faith in making a determination of Indemnitee’s entitlement to indemnification hereunder. Any Expenses incurred by Indemnitee in so cooperating

6

with the Person(s) making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification), and the Company hereby agrees to indemnify and hold harmless Indemnitee therefrom.
8. REMEDIES.
(a) If: (i) a determination is made pursuant to Section 7 that Indemnitee is not entitled to indemnification under this Agreement; (ii) advancement of Expenses is not timely made pursuant to Section 6; (iii) contribution is not made pursuant to Section 4; (iv) no determination of entitlement to indemnification is made pursuant to Section 7 within 90 days after receipt by the Company of the request for indemnification; (v) payment of indemnification pursuant to this Agreement is not made within 10 days of the receipt by the Company of a written request therefore; (vi) payment of indemnification is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 7; or (vii) the Company has not complied with any other term of this Agreement intended for the benefit of Indemnitee, then in any such event, Indemnitee shall be entitled to an adjudication of the foregoing in an appropriate court of Delaware, or in any other court of competent jurisdiction. The Company shall not oppose Indemnitee’s right to seek any such adjudication.
(b) If a determination shall have been made pursuant to Section 7 that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 8 shall be conducted in all respects as a de novo trial, on the merits, and Indemnitee shall not be prejudiced by reason of that adverse determination.
(c) If a determination shall have been made pursuant to Section 7 that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 8, absent a prohibition of such indemnification under applicable law.
(d) If Indemnitee, pursuant to this Section 8, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all Expenses incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.
(e) The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company are bound by all the provisions of this Agreement.
9. NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE; SUBROGATION.
(a) The rights of indemnification, advancement or contribution set forth in this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation of the Company, the By-Laws of the Company or any other agreement to which the Indemnitee, the Company or any Affiliates of the Company is a party. No amendment, alteration or repeal of this Agreement or any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by Indemnitee as a function of his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the law, whether by statute or judicial decision, permits greater indemnification, advancement or contribution rights than currently are afforded under the Certificate of Incorporation of the Company, the By-Laws of the Company and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy conferred herein is intended to be exclusive of any other right or remedy of Indemnitee, and every other right or remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder shall not prevent the concurrent assertion or employment of any other right or remedy.

7

(b) To the extent that any Company Entity maintains an insurance policy or policies providing liability insurance for director, officer, employee, trustee, agent, attorney-in-fact or fiduciary of any Company Entity or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such Person serves at the request of any Company Entity, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, trustee, agent, attorney-in-fact or fiduciary under such policy or policies.
(c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
(d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee otherwise and actually has received such payment under any insurance policy, contract, agreement or otherwise.
10. DURATION OF AGREEMENT.
All agreements and obligations of the Company contained herein shall continue with respect to Indemnitee during the period in which he serves as a director, officer, employee, trustee, agent, attorney-in-fact or fiduciary of any Company Entity (or is or was serving at the request of any Company Entity as a director, officer, employee, trustee, agent, attorney-in-fact or fiduciary of another corporation, partnership, joint venture, trust or other enterprise), whether or not such service occurred prior to or after the date this Agreement was effective, and shall continue in perpetuity thereafter, whether or not Indemnitee is acting or serving in any such capacity at the time any Expenses or Losses are incurred for which indemnification, advancement or contribution can be provided under this Agreement. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.
11. SECURITY.
To the extent requested by Indemnitee and approved by the board of directors, the Company may at any time and from time to time provide security to Indemnitee for the obligations of the Company hereunder through an irrevocable bank line of credit, funded trust or other collateral or by other means. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of such Indemnitee.
12. ENFORCEMENT; ENTIRE AGREEMENT.
(a) The Company expressly confirm and agree that it has entered into this Agreement and has assumed the obligations imposed on it hereby in order to induce Indemnitee to serve or continue to serve as a director, officer, employee, trustee, agent, attorney-in-fact or fiduciary of any Company Entity, and the Company acknowledges that Indemnitee is relying upon this Agreement in agreeing to serve as a director, officer, employee, trustee, agent, attorney-in-fact or fiduciary of any Company Entity.
(b) Subject to Section 9, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof, except to the extent referenced in Section 9 hereof.

8

13. SEVERABILITY.
If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not be affected or impaired in any way thereby and shall remain enforceable to the fullest extent permitted by law; and (ii) to the fullest extent possible, the provisions of this Agreement (including each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
14. MODIFICATION AND WAIVER.
No supplement, modification, waiver, termination or amendment of all or any portion of this Agreement shall be binding unless expressed in a written instrument executed by the parties hereto. No waiver of any term or provision of this Agreement shall be deemed or shall constitute a waiver of any other term or provision hereof (whether or not similar), and any such waiver shall be effective only in the specific instance, for the specific duration and for the express purpose for which it is given. Any waiver or failure to insist upon strict compliance with any term or provision of this Agreement shall not operate as a waiver of, or an estoppel with respect to, any subsequent or other failure to comply.
15. NOTICE OF SERVICE BY INDEMNITEE.
Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, compliant, indictment or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligations which they may have to Indemnitee under this Agreement or otherwise.
16. NOTICES.
All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by and receipted for by the party to whom said notice or other communication shall have been directed; (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed; or (iii) sent by facsimile, the successful transmission and receipt of which is confirmed in a written report; in each instance to the addresses and/or facsimile numbers set forth below:

(a)	If to Indemnitee, to:	At Indemnitee’s principal office at the Company, and, at all times, to Indemnitee’s principal residence as reflected in the records of the Company

(b)	If to the Company, to:	Spok Holdings, Inc. 6850 Versar Drive, Suite 420 Springfield, Virginia 22151‐4148
or to such other address or facsimile number as may have been furnished to Indemnitee by the Company, as the case may be.

9

17. IDENTICAL COUNTERPARTS.
This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
18. HEADINGS.
The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.
19. GOVERNING LAW.
The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of _Delaware without application of the conflict of laws principles thereof.

10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPOK HOLDINGS, INC.
By:	/s/ Sharon Woods Keisling
Name:	Sharon Woods Keisling
Title:	Corporate Secretary and Treasurer

INDEMNITEE
/s/ Vincent D. Kelly

11